Ignis Petroleum Group, Inc. to Purchase Acreage and Producing Well in Bienville Parish, Louisiana

DALLAS, TX--Sep 7, 2007 -- Ignis Petroleum Group, Inc. (OTC BB:IGPG.OB - News) ("Ignis"), an oil and gas company with operations focused in the acquisition, exploration and development of crude oil and natural gas positions in the onshore U.S. Gulf Coast and Mid-Continent areas, today announced that it has agreed to acquire all of the acreage and producing properties currently held by Anadarko Petroleum Corporation within the Liberty Hills prospect area, located in Bienville Parish, Louisiana. Upon closing, the effective date of the transaction will be April 1, 2007. Ignis will operate the property.

Ignis will pay a purchase price of $3 million in cash, before customary closing adjustments. The consummation of the agreement is subject to standard closing conditions. The transaction is scheduled to close on or before September 28, 2007. Ignis is in the process of finalizing its due diligence and financing.

Ignis will be acquiring more than 11,900 gross acres and one producing well, the Martin Timbers 9-1, which is currently producing natural gas from the Vaughn and Cadeville sands within the Upper Cotton Valley ("UCV") formation. The acreage is covered by a recent 3D-seismic survey. Ignis will focus its development efforts on the UCV, which has both proven and prospective potential in various fault blocks within the acreage. Ignis may seek a working interest partner to further develop the property.

Michael P. Piazza, Ignis President and Chief Executive Officer, said, "We are excited to acquire this asset as we continue to focus on achieving our long-term growth targets. This acquisition is the largest in our Company's history and a major step as we endeavor to increase reserves and production, and build value for our shareholders. Additional details regarding the development plan will be forthcoming after we close the transaction."

About Ignis Petroleum

Ignis Petroleum Group, Inc is a Plano, Texas-based oil and gas company focused on exploration, development and production of crude oil and natural gas reserves primarily in the onshore areas of United States Gulf Coast and Mid-Continent. The Company's management has closely aligned itself with strategic industry partners and is building a diversified energy portfolio. For more information, visit www.ignispetroleum.com.

Safe Harbor for Forward-Looking Statements

This release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations, beliefs, plans, and objectives regarding the potential transactions and ventures discussed in this release. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the risks inherent in oil and gas exploration, the need to obtain additional funding, the availability of needed personnel and equipment for future exploration and development, fluctuations in oil and gas prices, and general economic conditions.

Contact:

Michael P. Piazza
972-526-5250